UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported):  August 17, 2016

ITT EDUCATIONAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13144	36-2061311
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

13000 North Meridian Street
Carmel, Indiana 46032-1404
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (317) 706-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

As previously reported, on April 20, 2016, ITT Educational Services, Inc. (the “Company”) received a letter from the Accrediting Council for Independent Colleges and Schools (“ACICS”) informing the Company that the nature of certain adverse information since 2014 regarding certain financial and regulatory matters confronting the Company and its ITT Technical Institutes (the “Institutions”), including the Company being placed on Heightened Cash Monitoring I, investigations by certain state Attorneys General, pending litigation with the Consumer Financial Protection Bureau and the Securities and Exchange Commission, and the Company’s responses to ACICS requests for information, including those involving unsubstantiated allegations, call into question the Institutions’ administrative capacity, organizational integrity, financial viability and ability to serve students in a manner that complies with ACICS standards.  The ACICS directed the Institutions to show cause at the next ACICS meeting why its current grants of accreditation should not be withdrawn by suspension or otherwise conditioned.  The ITT Technical Institutes were required to submit, and did submit, to ACICS specified information responding to these concerns before June 15, 2016, submitted a supplemental response to ACICS on July 16, 2016, and presented its response to ACICS during their August 4, 2016 meeting.

On August 17, 2016, the Company received a letter from ACICS informing the Company that ACICS had acted to continue the show-cause directive for review at the next ACICS meeting in December 2016, for which the Company must provide evidence why its current grants of accreditation should not be withdrawn by suspension or otherwise conditioned.  The Company must submit by November 1, 2016, specified information, including additional clarification, regarding various matters, including its policies on placement classification, changes to instructional resources, updates to certain campus retention rates, and updates to various licensing, litigation and regulatory matters.

To date, the Company has provided many regulatory bodies, including ACICS, with hundreds of thousands of records to review and the Company will willingly comply with ACICS’s continued requests for additional information.  The Company strongly believes that the facts it provides in response to ACICS’s requests will continue to demonstrate the Company’s and Institutions’ compliance with regulatory and accreditation criteria.  The Company is confident that it has and will continue to meet the ACICS accreditation standards.

Except for the historical information contained herein, the matters discussed herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based on the current expectations and beliefs of the company’s management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the failure of the company to show cause to ACICS’ satisfaction that the company’s institutions’ grants of accreditation should not be withdrawn or conditioned; the impact of adverse actions by the U.S. Department of Education (the “ED”); the inability of the company to fund additional amounts require by the ED; the impact if the ED does not renew its recognition of ACICS; the action by the U.S. Securities and Exchange Commission against the company; the failure of the sale and leaseback of certain of the company’s real property to close; the issues or negative determinations related to the restatement of the company’s financial statements; the company’s failure to submit its 2013 audited financial statements and 2013 compliance audits with the ED by the due date; the impact of the consolidation of variable interest entities on the company and the regulations, requirements and obligations that it is subject to; the inability to obtain any required amendments or waivers of noncompliance with covenants under the company’s financing agreement; the company’s inability to remediate material weaknesses, or the discovery of additional material weaknesses, in the company’s internal control over financial reporting; the company’s exposure under its guarantees related to private student loan programs; the outcome of litigation, investigations and claims against the company; the failure of potential settlements to be approved and finalized on the terms proposed or initially agreed to; the effects of the cross-default provisions in the company’s financing agreement; changes in federal and state governmental laws and regulations with respect to education and accreditation standards, or the interpretation or enforcement of those laws and regulations, including, but not limited to, the level of government funding for, and the company’s eligibility to participate in, student financial aid programs utilized by the company’s students; business conditions in the postsecondary education industry and in the general economy; the company’s failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its campuses; the company’s ability to implement its growth strategies; the company’s ability to retain or attract qualified employees to execute its business and growth strategies; the company’s failure to maintain or renew required federal or state authorizations or accreditations of its campuses or programs of study; receptivity of students and employers to the company’s existing program offerings and new curricula; the company’s ability to repay moneys it has borrowed; the company’s ability to collect internally funded financing from its students; and other risks and uncertainties detailed from time to time in the company’s filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2016

ITT Educational Services, Inc.

By:	/s/ Rocco F. Tarasi, III
Name:	Rocco F. Tarasi, III
Title:	Executive Vice President, Chief
Financial Officer